Exhibit 99.2

In Patients with Chronic Constipation, TD-5108, a Selective 5-HT4 Agonist with High Intrinsic Activity, Relieves Straining and Bloating, Normalizes Stool Consistency and Reduces Laxative Use

Michael R Goldberg(1), Yu-Ping Li(1), Allen W Mangel(3), John F Johanson(2), Kenneth Pitzer(1), Michael M Kitt(1)
1. Clinical Pharmacology, Theravance, Inc., South San Francisco, CA, USA, 2. University of Illinois College of Medicine, Rockford, IL, USA, 3. RTI Health Solutions, Research Triangle, NC, USA

TD-5108 is a potent, highly selective, full agonist at the human 5-HT4 receptor. A Phase 2 dose-ranging clinical trial was conducted to investigate the efficacy and safety of TD-5108 in patients (pts) with chronic idiopathic constipation (CIC). Increases in bowel movement frequency in comparison to placebo (PBO) associated with TD-5108 administration have previously been reported#. We report here effects of TD-5108 on other manifestations of CIC, including stool consistency, straining, bloating and use of rescue laxative.

Methods: This double-blind, randomized, PBO-controlled, parallel-group, multicenter trial enrolled 401 adult pts (age 18-64 years) at 48 U.S. sites. Eligible pts (<3 spontaneous bowel movements [SBM]/week [wk] during a 2-wk baseline period) were randomized to receive TD-5108 15, 30, or 50 mg, or PBO once daily for 4 wks. Rescue laxative (bisacodyl) could be used every 96 hours if necessary. Bowel function and clinical symptoms were recorded daily via IVRS. Use of rescue laxative, stool consistency, bloating (yes or no) and straining (3-point scale (0=none, 1=acceptable, 2=too much)) were assessed in addition to stool frequency. In the analyses below, n=number of patients in each group treated for at least 7 days.

Results: Treatment groups were balanced for baseline characteristics including stool frequency. During the 2 week baseline period, ~20% had normal stool consistency (Bristol score 3-5), ~80% reported straining, 85-95%% reported bloating and laxatives were used by about 65% of patients. Stool consistency, CIC symptoms and laxative use during treatment compared to PBO are summarized below. The results show that, at all doses tested, there were significant increases in the proportion of patients with normal stool consistency, decreases in straining and bloating, and reduced rescue laxative use.

Conclusion: In this study of pts with CIC treated for 4 wks, treatment with TD-5108 was associated with statistically and clinically significant relief of straining and bloating, normalized stool consistency, and reduced use of rescue laxative. #Am. College Gastroenterology, Oct, 2007

	PBO (n=98)	15 mg (n=95)	30 mg (n= 91)	50 mg (n= 84)

% with average Bristol score of 3-5 in Wk 4	27%	51% P=0.0022	45% P=0.0188	57% P=0.0003

% with average straining score of <1 (no straining) in Wk 4	33%	65% P<0.0001	54% P=0.0045	68% P=0.0002

% with bloating in Wk 4	92%	73% P=0.0014	80% P=0.0288	63% P<0.0001

% with no laxative use over 4–week treatment period	36%	53% P<0.0179	57% P=0.0031	51% P=0.0354

Median hrs to first rescue laxative during 4-wk treatment period (95% CI)	292 (200, 394)	NA## (373, NA) P=0.026	NA (469, NA) P<0.0044	631 (269, NA) P<0.0880

##NA—could not be calculated